Bonds.com Group, Inc. 8-K

Exhibit 99.1

Bonds.com

Shareholder Quarterly Call

Hosted by: John Barry

January 25, 2010

SPEAKERS John Barry PRESENTATION

Coordinator
Except for historical information contained herein, statements made during this conference call are forward-looking statements.  These forward-looking statements include expectations related to factors impacting anticipated revenue, growth margins, expansion, earnings, inventory and new-product introductions.  Investors are cautioned that all forward-looking statements involve risk and uncertainty, and several factors could cause actual results to differ materially from those in the forward-looking statements.  A more complete listing of these risk factors can be found in the company’s most recent report on Form 10-K.

In addition, during this call if we use any non-GAAP financial measure as defined by the SEC in Regulation G, we will file the required reconciliation to the most directly comparable GAAP measure on current report on Form 8-K.  At this time I would like to introduce your host, John Barry, Chief Executive Officer of Bonds.com.  You may proceed, Mr. Barry.

J. Barry
Thank you very much.  Good afternoon and welcome to the Bonds.com Group, Inc., Fourth Quarter Operational Results Conference Call.  At this point I would like to introduce Christopher Loughlin, our Chief Operating Officer.  Christopher will be available to answer questions as appropriate at the end of this call.

Consistent with our promise to investors to provide complete and ongoing transparency, we’d like to now bring you up to date with our Quarter Four 2009 results.  I’m going to save most of the market commentary until the end of the announcement when I give an overall update on different activities of focus within the firm.  As always, the metrics detailed below reflect our numbers as of settlement date.  Audited totals for Quarter Four in 2009 are not yet available.  We’ll be having an end-of-year summary once we have audited numbers, probably in the end of March.  We’ll probably also, if the numbers come in a little bit later, include them with our first-quarter 2010 operational results.

What I’m going to do is give you 2008-versus-2009 historical numbers, and then I’m going to go into the third quarter 2009 and the fourth quarter of 2009.  Then also I’m going to give you a synopsis of quarter four of 2008 through quarter four of 2009, to give you an understanding of the growth levels.

Just to give you a comparison from 2008 to 2009 on a bunch of different metrics:  New accounts for 2008 were 899.  New accounts for 2009 were 847.  That is a 6% reduction.  For trades for 2008, there were 3,501.  For 2009, there were 12,209 for a growth rate of 249%.  Revenue for the year of 2008 was $863,030.  Revenue, again unaudited, was $3,945,105 for a 357% growth rate.  The average revenue per trade for 2008 was $247.  The average revenue per trade for 2009 was $323, for a 31% growth rate.  The average size of the trade for 2008 was 96,732; for 2009, it was 145,819 for a 51% growth rate.  I’m going to have an asterisk associated with the size of the trades for just the fourth quarter, which I’m going to get into, but just please make a note of that.

The number of bonds traded for 2008 was 338,657,000.  For 2009, the number of bonds traded was 1,780,303,903, for a growth rate of 426%.  Now I’m going to give you the comparison for quarter three of 2009 versus quarter four of 2009.

New accounts open in the third quarter of 2009 were 209.  For the fourth quarter of 2009 were 61.  That’s a quarterly growth rate of negative 71%.  The trades for quarter three or 2009 were 3,392.  For quarter four of 2009 were 3,074, for a 9% decrease.  Revenue for the third quarter of 2009 was $959,793.  For the fourth quarter of 2009 it was $940,688 for a decrease of 2%.  Average revenue per trade for quarter three of 2009 was $283.  For the fourth quarter of 2009 it was $306, for a quarterly growth increase of 8%.  Average size of the trade for quarter three of 2009 was 120,844, and for the fourth quarter of 2009 was 217,288 for an 80% increase.  Again, there’s going to be an asterisk associated with that.  Then the number of bonds traded for the third quarter of 2009 was 409,903,000 versus the fourth quarter of 2009, which was 667,944,704 for a 63% increase in growth.

Here’s the asterisk associated with the average size of the trade and the number of bonds traded:  There were several large Treasury trades which skewed certain metrics to the upside.  These include the average size per trade and the total number of bonds traded.  These trades were larger than 75 million when they occurred, so we had several large Treasury trades, larger than 75 million, that skew those numbers slightly.  When you look at the average revenue per trade, it should give you an understanding that we’re still maintaining our margins in that respect.

What I’d like to do now is go over some of the quarterly comparisons:  the fourth quarter of 2008 through the fourth quarter of 2009.  In the fourth quarter of 2008 we had 1,660 trades for revenue of $577,569.  We opened up 357 accounts during that time period.  For the fourth quarter of 2009 we had 2,328 trades for revenue of $941,303, and we opened up 241 accounts.  For the second quarter of 2009 we had 3,415 trades for revenue of $1,103,321, and opened up 336 accounts.  For the third quarter of 2009 we had 3,392 trades for revenue of $959,793, and we opened up 209 accounts.  In the fourth quarter of 2009, we had 3,074 trades.  We had revenue of $940,688, and we only opened up 61 accounts.  So the quarterly compounding growth for trades was 17%; revenue growth is 13%; new accounts dipped to a negative 36%.

As you can see, throughout the four quarters including the fourth quarter of 2008, the anomaly is the fourth quarter of 2009.  A drop-off in new account openings can be attributed to several factors, we believe:  the introduction of new technology to existing accounts that have not been trading; the focus on new hires in regional offices as well as New York; and stress on internal sales management due to bringing on new hires and training and also the capital-raising component, which I’ll get to in just a second.

We’ll be issuing a press release on January 26 detailing these results.  Beginning tomorrow you’ll be able to access a recording of this call at ir.bonds.com, or you can request a transcript of the call from Christopher Laughlin at 561-953-5397.

To continue with the operational outlook, I’d like to update you on a number of topics about which our investors most often ask.  Throughout this update component, I’m going to read off to you several initiatives that we’re working on, to give you a little more insight into the company.  As many of you read in our recent 8-K filings, we have recently finished our much-anticipated funding efforts.  These efforts began in mid-August and finally concluded in the first week of January.  These efforts were a concerted effort by the management team and occupied a fair amount of our time over the last quarter.

The intended use of our recent capital infusion is to fund the growth and expansion of our operating activities, which will be addressed shortly.  In these filings you will gain some insight into some strategic partnerships provided by our investing partners.  In these documents you will also be able to read about recent positive additions to our board, with the co-chairman being named and the management team.

A London office will be opened in the next few weeks with approximately three to five staff members, and we’ll be filing to create an FSA-registered broker/dealer to support this business.  Responsibilities in the London office will recruit a diverse liquidity pool for market-makers in emerging market, European and global sovereign debt.  We believe there is an opportunity to garner market share in this area, as we have had several strategic partners approach us about entering the space through our model.

We are in the process of launching some new and innovative technology which we call BondSation Pro.  This new technology has direct market access functionality that will allow our clients to participate directly in making markets within our liquidity pool and other unique liquidity pools into which we stream our markets.  This unique functionality is but one result of us registering our Pro platform as an ATS, and as our volume meets certain thresholds it will increase regulatory oversight as well as reporting needs and standards.

We’ve opened an office in New York City and hired nine new employees to increase the sales and marketing efforts of our new technology.  This office will also be spearheading a liquidity-providing recruitment initiative for the new platform.  All of the markets made will also be populating the bond station technology as the bulk of our 1900 user accounts.  We believe that by reducing our dependence on the high net worth flows via trusts, RAA’s and banks, we’ll not be subject to the swings in volume and revenue that we saw in November and December.

We believe that the technology provided on Pro will allow us to see flows from the more active money managers in the institutional segment of the capital markets.  We expect trade size to increase marginally, but the amount of transactions should increase.  These flows and the associated pricing should be complementary to our bond station business.

We have several new initiatives we are working on that will be made public once we have the agreement terms finalized and when firmer deadlines are available.  We don’t think we will see any meaningful positive impact from these partnerships until the second and third quarter of this year.  As these partnerships are put into place, we will announce them to the market via press release if appropriate.  We’ve also hired new sales members to work in our Florida office as well as several regional team members to focus on sales in the San Francisco area and in the Carolinas.

The main goal of the management team in the next quarter is to bring in new resources to help expand our user base as quickly as possible.  Our focus needs to be on efficient and effective training of new resources to allow them to easily demonstrate the value of our products provided to the marketplace.  Addressing the drop-off we saw in the fourth quarter, account openings are our main priority, and we believe the new functionality and its acceptance in the marketplace will allow us to overcome recent market conditions.  We will also be focusing on leveraging connectivity to different liquidity pools to enhance pricing and execution for our clients.

Now we’d like to move to the Q&A segment of the conference call. Operator, if you could please review the instructions for our audience.

Coordinator	Certainly. We will now have the question-and-answer session. There are currently no questions waiting from the phone lines.

J. Barry
Okay.  I want to thank everybody who joined on the call.  If you have any questions, you have Christopher Laughlin’s number, about any of the recent capital-raising or investing activities.  I thank you again for joining the call.  Operator, if you could finalize the call, it’d be fantastic.

Coordinator	Sure. That will now conclude the Bonds.com Shareholder Quarterly Conference Call.